Exhibit 4.40

INVESTOR RIGHTS AGREEMENT

by and between

JD.COM, INC.

and

GOOGLE LLC

Dated as of June 18, 2018

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of June 18, 2018, by and among JD.com, Inc., a company incorporated under the laws of the Cayman Islands (the “Company”), and Google LLC, a Delaware limited liability company (the “Investor”).

W I T N E S S E T H

WHEREAS, pursuant to a subscription agreement, dated as of the date hereof, between the Company and the Investor (the “Subscription Agreement”), the Investor has agreed to acquire certain Class A Ordinary Shares (as defined below); and

WHEREAS, in connection with and as a condition to the consummation of the transactions contemplated by the Subscription Agreement, the Parties desire to enter into this Agreement to govern certain of their rights, duties and obligations after consummation of the transactions contemplated by the Subscription Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1                                    Definitions

(a)                                 As used in this Agreement, the following terms have the following meanings:

“ADSs” means the American depositary shares of the Company, each one of which represents two (2) Class A Ordinary Shares of the Company.

“Adverse Person” means such Persons to be mutually agreed in writing by the Parties from time to time.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or under common control with the subject Person. “control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of fifty percent (50%) or more of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “controlled” and “controlling” have meanings correlative to the foregoing. With respect to any Person, its “Affiliates” includes the Subsidiaries, whether directly or indirectly owned, that are controlled by it (including the PRC domestic affiliate companies controlled by such Person through a variable interest entity structure).

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC, Hong Kong or New York are required or authorized by Applicable Law or executive order to be closed or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.

“Class A Ordinary Shares” means class A ordinary shares of the Company, with a par value of US$0.00002 per share.

“Closing Date” has the meaning given to such term in the Subscription Agreement.

“Company Securities” means (i) Ordinary Shares, (ii) securities convertible into, or exercisable or exchangeable, for Ordinary Shares, (iii) any options, warrants or other rights to acquire Ordinary Shares and (iv) any ADSs, depository receipts or similar instruments issued in respect of Ordinary Shares.

“Encumbrance” means any mortgage, lien, pledge, charge, deed of trust, security interest, title defect, claim, lease, option, right of first refusal, easement, servitude, proxy, voting trust, preemptive or similar right, agreement and transfer restriction under any agreement or other encumbrance.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“Excluded Securities” means (i) Company Securities issued or issuable pursuant to any present or future employee, director or consultant benefit plans or programs duly adopted by the Company and any Ordinary Shares issuable upon exercise of such equity awards under any such plans, (ii) Class A Ordinary Shares issued or issuable upon conversion of the Class B Ordinary Shares, (iii) Company Securities issued or issuable upon a stock split, stock dividend or any subdivision of the Ordinary Shares, (iv) Ordinary Shares issued or issuable upon the conversion, exercise or exchange of any outstanding Company Securities as of the date hereof, (v) Company Securities issued or issuable pursuant to an acquisition, merger, business combination or similar transaction of or with another corporation by the Company approved by the Board, (vi) Company Securities issued or issuable pursuant to equipment lease and bank financing arrangements approved by the Board, (vii) Company Securities issued or issuable in joint venture or other strategic transactions that are not primarily for the purpose of fundraising, as determined by the Board, (viii) Company Securities issued or issuable to suppliers of goods or services pursuant to transactions approved by the Board, (ix) Company Securities issued or issuable in any public offering of the Company, and (x) Company Securities as may be mutually agreed in writing by the Parties from time to time.

“Fully-Diluted (by Treasury Method)” means calculated in accordance with the methodology set forth on Schedule 2 hereto.

“Governmental Entity” means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental, regulatory, self-regulatory or enforcement authority or instrumentality, whether domestic, foreign or supranational.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“New Securities” means Ordinary Shares, or securities convertible into or exchangeable for Ordinary Shares, issued by the Company after the date hereof, other than any Excluded Securities.

“Ordinary Shares” means class A and class B ordinary shares of the Company, with a par value of US$0.00002 per share, and any other security into which such Ordinary Shares may hereafter be converted or changed.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any Governmental Entity, officer, department, commission, board, bureau, or instrumentality thereof.

“PRC” means the People’s Republic of China, but, for the purposes of this Agreement, shall not include Hong Kong, the Macau Special Administrative Region or Taiwan.

“Qualified Subsidiary” means any entity which (i) is and continues to be a 100% directly or indirectly owned Subsidiary of the Investor, (ii) holds net assets no less than the Value of the Company Securities of the Company Securities to be assigned to such entity, for which the Company has the right to request reasonable evidence (including a relevant balance sheet), and (iii) has executed and delivered to the Company certain documents (including relevant deed of joinder) assuming the obligations (including any agreements and covenants) of the Investor hereunder with respect to the Company Securities transferred to it, to the reasonable satisfaction of the Company, and has taken such other actions as may be necessary for it to be jointly and severally liable for obligations (including any agreements and covenants) of the Investor hereunder and under any other Transaction Agreements upon and after such Transfer, and such Transfer shall not be effective and shall not be recognized until such documents are so executed and delivered.

“Reference Price” means (i) if any ADSs, an amount equal to the average of the volume weighted average sales prices per ADS on the Nasdaq Global Select Market during the twenty (20) consecutive trading days ending on the Business Day to be reasonably agreed on by the Parties prior to the date of the applicable Transfer, and (ii) if any Ordinary Shares, an amount equal to 50% (subject to adjustment according to any change in the Ordinary Share-ADS ratio) of the average of the volume weighted average sales prices per ADS on the Nasdaq Global Select Market during such period.

“Restricted Persons” means such Persons to be mutually agreed in writing by the Parties from time to time.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” with respect to any Person, means any other Person, whether or not existing on the date hereof, in which the specified Person directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interests or voting power of or in such other Person or otherwise controls such other Person, whether through contract or otherwise (including, for the avoidance of doubt, any VIEs that are consolidated into the financial statements of such Person in accordance with the generally accepted accounting principles applicable to such Person).

“Transaction Agreements” has the meaning given to such term in the Subscription Agreement.

“Transfer” means directly or indirectly, offer, sell, contract to sell, pledge, transfer, assign, give, hypothecate, encumber, grant a security interest in, convey in trust, gift, devise or descent, or otherwise dispose of, or suffer to exist (whether by operation of law of otherwise) any Encumbrance on, any Company Securities or any right, title or interest therein or thereto, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any Company Securities, whether any such aforementioned transaction is to be settled by delivery of the Ordinary Shares, ADSs or such other securities, in cash or otherwise, or publicly disclose the intention to make any such disposition or to enter into any such transaction, swap, hedge or other arrangement, including transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any Company Securities. “Transfer” shall not include any transfers to a Qualified Subsidiary.

“United States Dollars” means the lawful currency of the U.S.

“U.S.” means the United States of America.

“Value of the Company Securities” means the value of relevant Company Securities calculated using the Reference Price.

“VIEs” means variable interest entities.

(b)                                 Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
“Agreement”	Preamble
“Company”	Preamble
“Dispute”	6.9
“Investor”	Preamble
“Issue Notice”	4.1(a)
“Lock-Up Period”	5.1
“Observer”	2.1
“Subscription Agreement”	Recitals

Section 1.2                                    Other Definitional and Interpretative Provisions.

The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “Party” and “Parties” shall be construed to mean a party or the parties to this Agreement, and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns. References to Articles, Sections, Clauses, Annexes, Exhibits and Schedules are to Articles, Sections, Clauses, Exhibits and Schedules of this Agreement unless otherwise specified. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law” or “laws” shall be deemed also to include any and all Applicable Law. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to “dollars”, “$” or “US$” shall refer to U.S. dollars. Where the context permits, references to the “Investor” in this Agreement shall include a reference to its Qualified Subsidiary to whom New Securities have been issued pursuant to Section 4.1.

ARTICLE 2

OBSERVATION RIGHT

Section 2.1                                    Observation Right.

If (and for so long as) the Investor, together with any Qualified Subsidiary, holds at least 10% of the Company’s outstanding share capital on a Fully-Diluted (by Treasury Method) basis, the Company shall permit the Investor to designate one (1) senior executive of the Investor to attend all meetings of the Board in a non-voting observer capacity (the “Observer”) and, in this respect, shall give such Observer notice of such meetings and copies of all meeting materials when such materials are distributed to the members of the Board; provided, that (i) the Observer shall have no voting rights, (ii) the Observer shall agree to hold in confidence and trust with respect to all information provided at or with respect to any meetings of the Board, and (iii) the Company reserves the right to withhold any information and materials and to exclude the Observer from any meeting or portion thereof (x) if, upon the advice of counsel (including any internal counsel), access to such information or materials or attendance at such meeting or portion thereof could adversely affect the attorney-client privilege between the Company (or its applicable Subsidiary) and its counsel or result in a conflict of interest, or (y) if the chairman of the Board, at his or her discretion, believes in good faith that excluding the Observer from such information or materials or such meetings or portion thereof is reasonably appropriate or necessary. Notwithstanding the foregoing, any right to which the Investor may be entitled pursuant to the foregoing sentence of this Section 2.1 shall immediately and irreversibly terminate in the event that (A) the Investor, directly or indirectly (including through any Affiliate), acquires ownership or voting power of or economic exposure to (including through derivatives) at least an aggregate of 10% of the issued and outstanding equity capital of any of the Restricted Persons, or (B) the Investor (or any of its Affiliates) appoints or becomes entitled to appoint any person to the board of directors (or equivalent governing body) of any of the Restricted Persons as a voting member or non-voting observer.

ARTICLE 3

REGISTRATION RIGHTS

Section 3.1                                    Registration Rights.

The Investor shall have the rights, and the Company shall have the obligations, set forth in Schedule 1 hereto.

ARTICLE 4

PRE-EMPTIVE RIGHTS

Section 4.1                                    Pre-Emptive Rights.

(a)                                 Within the first twenty-four (24) months after the Closing Date, so long as the Investor does not Transfer any of the Class A Ordinary Shares acquired by the Investor pursuant to the Subscription Agreement, if the Company proposes to issue any New Securities, the Company shall notify the Investor in writing of such proposal (an “Issue Notice”) not less than ten (10) days prior to any such issuance. The Issue Notice shall specify the number and type of New Securities to be offered by the Company and the material terms of the proposed offer (including the proposed price or range of prices per New Security and other material conditions).

(b)                                 The Investor (or its designated Qualified Subsidiary) shall have the right to purchase such number of New Securities at its election, so as to enable the Investor to hold, after the issuance of the New Securities which are the subject to the Issue Notice, a pro rata portion of the New Securities equal to the percentage of the Company’s outstanding share capital (on a Fully-Diluted (by Treasury Method) basis) then held by the Investor immediately prior to the issuance of the New Securities, upon the same terms and conditions set forth in the Issue Notice, by giving written notice to the Company of the exercise of this right within ten (10) days of the Investor’s receipt of the Issue Notice. If such notice is not given by the Investor within such ten- (10-) day period thereof, the Investor shall be deemed to have elected not to exercise its rights under this Article 4 with respect to the issuance described in that specific Issue Notice.

(c)                                  If the Investor exercises its rights provided in this Article 4, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place concurrently with the closing of the relevant offering of the Company. The Company and the Investor will use commercially reasonable efforts to secure any regulatory or shareholder approvals or other consents, and to comply with any Applicable Law necessary in connection with the offer, sale and purchase of, such New Securities.

(d)                                 In the event that the Investor fails to exercise its right provided in this Article 4 within such ten- (10-) day period, or in the event that the Investor fails to consummate its transaction within the requisite period set forth in subsection (c) above, the Company shall thereafter be entitled to issue and sell within ninety (90) days the New Securities not elected to be purchased pursuant to this Article 4 by the Investor at a price no less than that offered to the Investor, and otherwise upon terms and conditions no more favorable to any third-party purchasers of such securities than were specified in the Issue Notice. Notwithstanding the foregoing, if such issuance or sale is subject to the receipt of any regulatory or shareholder approval or consent or the expiration of any waiting period, the time period during which such issuance or sale may be consummated by the Company shall be extended until the expiration of ten (10) Business Days after all such approvals or consents have been obtained or waiting periods expired. In the event the Company has not issued and sold the New Securities within such ninety- (90-) day period (as such period may be extended in the manner described in the preceding sentence), the Company shall not thereafter offer, issue or sell such or any other New Securities without first offering such securities to the Investor in the manner provided in this Article 4.

(e)                                  In the case of the offering of New Securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board.

ARTICLE 5

TRANSFER RESTRICTIONS; FURTHER INVESTMENT

Section 5.1                                    Lock-up. Unless the Company materially breaches (a) any of its obligations in this Agreement or (b) any of the Fundamental Representations (as defined in the Subscription Agreement) or any of the representations and warranties contained in Sections 3.1(f), 3.1(h) or 3.1(o) of the Subscription Agreement and, in each case, fails to cure such breach within thirty (30) Business Days after receiving written notice from the Investor specifying the nature of such breach, in which case this Section 5.1 shall not apply, the Investor shall not, during the Lock-Up Period (as defined below), Transfer any Company Securities or any interest therein without the prior written consent of the Company (which the Company may grant or withhold in the Company’s sole discretion).  For the avoidance of doubt, if the Investor Transfers Company Securities to a third party with the Company’s prior written consent, the restrictions set forth in this Section 5.1 shall not apply to such third party with respect to such Company Securities. As used herein, the “Lock-Up Period” with respect to any Company Securities held by the Investor will commence on the Closing Date and continue until and include the date that is twelve (12) months after the Closing Date. During the Lock-Up Period, the Investor covenants that any Qualified Subsidiary that holds any Company Securities issued under the Subscription Agreement shall continue to be a Qualified Subsidiary.

Section 5.2                                    No Transfer to Adverse Person.  Notwithstanding any other provision of this Agreement or any other Transaction Agreement, without the prior written consent of the Company, the Investor shall not, directly or indirectly (including through any Affiliate), (i) Transfer or permit any Transfer of, through one or a series of transactions, or (ii) grant any proxy on or permit any proxy to be granted on, any Company Securities or any interest therein to any Adverse Person. Any Transfer of any Company Securities made in violation of this Article 5 shall be null and void ab initio and shall not be recorded on the books and records of the Company. The restrictions of this Section 5.2 shall not apply to any transfer or other disposition of Company Securities by the Investor and/or its Qualified Subsidiary on the open market so long as no knowing and intentional solicitation of any Adverse Person is made by or on behalf of the Investor and/or its Qualified Subsidiary in connection with such transfer or other disposition.

Section 5.3                                    Avoidance of Restrictions.

The Parties agree that the Transfer restrictions in this Agreement shall not be capable of being avoided by the holding of Company Securities indirectly through a company or other entity that can itself be sold in order to dispose of an interest in Company Securities free of such restrictions, or any trust, derivative contract or other economic arrangement transferring the benefits of ownership of any Company Securities. The Investor undertakes that it shall not take any action intended to avoid such restrictions in any manner. Any Transfer or other disposal of any shares (or other interest) resulting in any change in the control of the Investor or of any company (or other entity) having control over the Investor shall be treated as being a Transfer of the Company Securities held by the Investor and/or its Qualified Subsidiary (as the case may be), and the provisions of this Agreement that apply in respect of the Transfer of Company Securities shall thereupon apply in respect of the Company Securities so held. Any Transfer in violation of this Section 5.3 shall be null and void ab initio and have no force or effect whatsoever. The Parties agree that in the event that the Investor materially breaches its obligations in this Article 5, then Article 2, Article 3 (including Schedule 1 hereto) and Article 4 of this Agreement shall immediately terminate and be of no further force and effect.

ARTICLE 6

MISCELLANEOUS

Section 6.1            Binding Effect; Assignability; Benefit.

(a)           This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors, legal representatives and permitted assigns.

(b)           Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Party without the prior written consent of the other Party or Parties.

(c)           Except as otherwise provided herein, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than the Parties), and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 6.2            Notices.

All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given to a Party at the address set forth below (a) if in writing and served by personal delivery upon the Party for whom it is intended, on the date of such delivery; (b) if delivered by certified mail, registered mail or courier service, return-receipt received, on the date of such delivery; or (c) if delivered by email, upon confirmation of receipt by a non-automated response:

If to the Company, at:

Address:	21/F, Building A, No.18 Kechuang 11th Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, PRC
Attn.:	Juexi Liu, Legal Department (Mergers and Acquisitions Group)
E-mail:	Jessie.liu@jd.com; legalnotice@jd.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
c/o 42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Attn: Z. Julie Gao
Email: julie.gao@skadden.com
Facsimile No.: +852 3910 4863

If to the Investor, at:	Google LLC
1600 Amphitheatre Parkway
Mountain View, CA 94043
Attn: Sanjay Kapoor, VP, Corporate Development; and Tim Reusing, Director, Legal
Email: investments-notice@google.com
Telephone No.: 650-253-0000
Facsimile No.: (650) 877-1790

With a copy (which shall not constitute notice) to:
Hogan Lovells US LLP
875 Third Avenue
New York, NY 10022
Attn: Alexander B. Johnson, Mahvesh A. Qureshi
Email: alex.johnson@hoganlovells.com; mahvesh.qureshi@hoganlovells.com
Telephone No.: (212) 918-3030; (202) 637-3677
Facsimile No.: (212) 918-3100

Any Party may change its address for purposes of this Section 6.2 by giving the other Parties written notice of the new address in the manner set forth above.

Section 6.3            Severability.

If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.4            Entire Agreement.

This Agreement and the other Transaction Agreements (together with the schedules and exhibits hereto and thereto) together constitute the entire understanding and agreement between the Parties with respect to the matters covered hereby and thereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby and thereby are superseded by this Agreement and the other Transaction Agreements.

Section 6.5            Counterparts.

For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.

Section 6.6            Headings.

The headings of the articles and sections of this Agreement are inserted merely for convenience and shall be disregarded in the construction or interpretation hereof.

Section 6.7            Amendment; Termination.

(a)           The provisions of this Agreement may be amended or modified only upon the prior written consent of all Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(b)           Except as otherwise specified in the last sentence of Section 2.1 and the last sentence of Section 5.3, this Agreement shall terminate and be of no further force and effect upon the Investor and its Qualified Subsidiary ceasing to own any Company Securities that were issued by the Company under the Subscription Agreement; provided that the provisions of this Article 6 shall survive any termination of this Agreement.

Section 6.8            Governing Law.

This Agreement, the rights and obligations of the Parties, and all claims or disputes relating hereto, shall be governed by and construed in accordance with the laws of New York State, U.S., without regard to the conflicts of law rules thereunder.

Section 6.9            Arbitration.

Any dispute arising out of or relating to this Agreement, including any question regarding its existence, construction, interpretation, validity, termination or implementation (“Dispute”), shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. There shall be three arbitrators. The Company shall have the right to appoint one arbitrator, the Investor shall have the right to appoint one arbitrator, and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre.  The law of this arbitration clause shall be New York law.  The seat of arbitration shall be in Hong Kong.

The arbitration proceedings shall be conducted in English. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, either Party may seek immediate injunctive relief or other interim relief from any court of competent jurisdiction as necessary to enforce the provisions of this Agreement.

Section 6.10          Further Assurances.

From time to time following the date hereof, the Parties shall execute and deliver such other instruments of assignment, transfer and delivery and shall take such other actions as the other Party may reasonably request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

Section 6.11          Depositary Arrangement.

The Company shall use its commercially reasonable efforts to facilitate and consent to the prompt deposit of any or all of the Ordinary Shares acquired by the Investor pursuant to the Subscription Agreement (including any New Securities that may be purchased by the Investor after the date hereof) (if and as may be reasonably requested by the Investor in writing) with the depositary for the issuance of ADSs in accordance with the Deposit Agreement, dated May 21, 2014, among the Company, Deutsche Bank Trust Company Americas as depositary, and all holders and beneficial owners of ADSs issued thereunder (as may be amended or replaced from time to time), when the relevant Ordinary Shares  are no longer subject to any restrictions on Transfer under any Transaction Agreements; provided that any fees and expenses incurred in connection with such deposit (including any ADS issuance fees charged by the depositary) shall be borne by the Investor.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

JD.COM, INC.

By:	/s/ Qiangdong Liu
	Name:	Qiangdong Liu
	Title:	Chief Executive Officer

[Signature Page to Investor Rights Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

GOOGLE LLC

By:	/s/ Sundar Pichai
	Name:	Sundar Pichai
	Title:	Chief Executive Officer

[Signature Page to Investor Rights Agreement]

SCHEDULE 1

REGISTRATION RIGHTS

Section 1.              Applicability of Rights.

Notwithstanding any other provisions in this Agreement (including this Schedule 1), only after the expiration of the Lock-up Period, the Holders (as defined below) will be entitled to the following rights in this Schedule 1 with respect to any proposed public offering of the Company’s Ordinary Shares in the United States and will be entitled to reasonably equivalent or analogous rights with respect to any other offering of the Company’s securities in Hong Kong or any other jurisdiction in which the Company undertakes to publicly offer or list such Company Securities or other securities for trading on a recognized securities exchange (except for those mutually agreed in writing by the Parties from time to time); provided that nothing herein shall result in any breach or violation by the Company of any provision under the Thirteenth Amended and Restated Shareholders Agreement between the Company and other parties thereto dated March 10, 2014. For purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC (as defined below), shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction. In addition, “Form F-3” shall be deemed to refer to Form S-3 or any comparable form under the U.S. securities laws if the Company is not at that time eligible to use Form F-3.

Section 2.              Definitions.

For purposes of this Schedule 1:

(a)           “Form F-3” means such respective form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(b)           “Holder” means any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Schedule 1 have been duly assigned in accordance with this Agreement.

(c)           “Registrable Securities” means: (i) any Ordinary Shares of the Company issued under the Subscription Agreement, and (ii) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any shares of the Company described in the foregoing clause (i). Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Schedule 1 are not validly assigned in accordance with this Agreement and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(d)           The number of shares of “Registrable Securities then Outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding, or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(e)           Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC in accordance with, the Securities Act.

(f)            “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 3, 4 and 5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel for all the Holders (to be selected by all the Holders), “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(g)           “SEC” means the U.S. Securities and Exchange Commission.

(h)           “Selling Expenses” shall mean all underwriting discounts and selling commissions and ADS issuance fees charged by the depositary bank of the Company applicable to the sale of Registrable Securities pursuant to Sections 3, 4 and 5 hereof.

Section 3.              Demand Registration.

(a)           Request by Holders. If the Company shall receive a written request from the Holders of at least fifty percent (50%) of the Registrable Securities then Outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 3; and provided that (i) the Registrable Securities to be registered would exceed fifty percent (50%) of the total Registrable Securities then Outstanding and (ii) the anticipated aggregate gross proceeds of such registration would exceed US$20,000,000, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 3 or Section 5 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 4(b). The Company shall be obligated to effect no more than one (1) registration pursuant to this Section 3 or Section 5 for every 5% of the Company’s outstanding share capital on a Fully-Diluted (by Treasury Method) basis held by the Holders, such percentage to be calculated as of the date immediately following the last day of the Lock-up Period (solely for purposes of illustration, (x) the Company will be obligated to effect no more than one (1) registration pursuant to this Section 3 or Section 5 if the Holders hold, as of the date immediately following the last day of the Lock-up Period, 9% of the Company’s outstanding share capital on a Fully-Diluted (by Treasury Method) basis, and (y) the Company will be obligated to effect no more than two (2) registrations pursuant to this Section 3 or Section 5 if the Holders hold, as of the date immediately following the last day of the Lock-up Period, 13% of the Company’s outstanding share capital on a Fully-Diluted (by Treasury Method) basis).

(b)           Underwriting. If the Holders initiating the registration request under this Section 3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such other Holders) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the voting power of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and second, to the Company and holders of other securities of the Company (as applicable); provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that all shares that are not Registrable Securities and are held by any person (other than any Holder), including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)           Deferral. Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 3:

(i)            during the period starting with the date sixty (60) Business Days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) Business Days following the effective date of, a Company-initiated registration subject to Section 4 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(ii)           if the Initiating Holders propose to dispose of Registrable Securities that are eligible to be registered on Form F-3 pursuant to Section 5 hereof; or

(iii)          if the Company shall furnish to Holders requesting registration pursuant to this Section 3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided, further, that the Company shall not register any other of its shares during such ninety (90) day period; and provided, further, that a demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

Section 4.              Piggyback Registrations.

(a)           The Company shall notify all Holders of Registrable Securities in writing at least ten (10) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding (A) a registration relating solely to the sale of securities to employees of the Company pursuant to an employee benefit plan of the Company; (B) a registration relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under Applicable Laws of another jurisdiction, as applicable); (C) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (D) a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within five (5) days after receipt of the above described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

(b)           Underwriting. If a registration statement under which the Company gives notice under this Section 4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that all shares that are not Registrable Securities and are held by any person (other than any Holder), including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)           Not Demand Registration. Registration pursuant to this Section 4 shall not be deemed to be a demand registration as described in Section 3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 4.

Section 5.              Form F-3.

In case the Company shall receive from Holders of at least fifty percent (50%) of the Registrable Securities then Outstanding a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holders, then the Company will, so long as the Company is qualified to use Form F-3:

(a)           Notice. Promptly give written notice of the proposed registration and such Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)           Registration. As soon as practicable, effect such registration and any related qualification or compliance as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 5:

(i)            if Form F-3 is not available for such offering by the Holders;

(ii)           if the anticipated aggregate gross proceeds of such registration would not exceed US$20,000,000;

(iii)          if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form F-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than ninety (90) days after receipt of the request of the Holders under this Section 5;

(iv)          if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 3(b) and 4(b);

(v)           in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

(vi)          if the Company has already effected no less than two (2) registrations pursuant to Section 3 or this Section 5 in any 12-month period.

Subject to the foregoing, the Company shall file a Form F-3 registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request of the Holders.

(c)           Demand Registration. Form F-3 registrations shall be deemed to be demand registrations as described in Section 3 above.

Section 6.              Expenses.

All Registration Expenses incurred in connection with any registration pursuant to Sections 3, 4 or 5 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 3, 4 or 5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3 or Section 5 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration for purposes of the last sentence of Section 3(a) or Section 5; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration for purposes of the last sentence of Section 3(a) or Section 5.

Section 7.              Obligations of the Company.

Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a)           Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b)           Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)           Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)           Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service of process in such jurisdiction and except as may be required by the Securities Act.

(e)           Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)            Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) when such registration statement, the prospectus or any amendment or supplement thereto has been filed with the SEC and when such registration statement or any post-effective amendment thereto has become effective; (ii) of any request by the SEC for amendments or supplements to such registration statement or the prospectus included therein or for additional information; (iii) the issuance of any stop order by the SEC in respect of such registration statement, or (iv) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)           Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to the Holders of a majority of the Registrable Securities registered thereunder, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to the Holders of a majority of the Registrable Securities registered thereunder, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(h)           Other Obligations.

(i)            Use its commercially reasonable efforts to cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or quotation system on which the Ordinary Shares issued by the Company are then listed or traded.

(ii)           Use its commercially reasonable efforts to obtain the withdrawal of any stop order issued by the SEC suspending the effectiveness of the relevant registration statement at the earliest possible time.

Section 8.                                           Furnish Information.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 3, 4 or 5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

Section 9.                                           Indemnification.

In the event any Registrable Securities are included in a registration statement under Sections 3, 4 or 5:

(a)                                 By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)                                     any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)                                  the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii)                               any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon (A) a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder or (B) delivery of a prospectus by a Holder who has received notice from the Company that the registration statement relating thereto contains an untrue statement of a material fact or an omission of a material fact.

(b)                                 By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration, qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its employees, advisors, agents and directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other holder selling securities under such registration statement or any of such other holder’s partners, directors, officers, legal counsel or any person who controls such holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such employee, advisor, agent, director, officer, legal counsel, controlling person, underwriter or other such holder, partner or director, officer or controlling person of such other holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder or its partners, officers, directors, employees, advisors, agents, underwriters or controlling persons expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such employee, advisor, agent, director, officer, controlling person, underwriter or other holder, partner, officer, director or controlling person of such other holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that except for liability for willful fraud or misrepresentation, in no event shall any indemnity under this subsection 9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(c)                                  Notice. Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.

(d)                                 Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling holders are responsible for the remaining portion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) except for liability for willful fraud or misrepresentation, no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)                                  Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Section 10.                                    Termination of the Company’s Obligations.

The Company shall have no obligations pursuant to Sections 3, 4 and 5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Sections 3, 4 or 5 more than two (2) years after the expiration of the Lock-up Period, or, if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold without registration in any ninety (90) day period pursuant to Rule 144 promulgated under the Securities Act.

Section 11.                                    Rule 144 Reporting.

With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:

(a)                                 Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b)                                 File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)                                  So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

SCHEDULE 2

TREASURY METHOD CALCULATION

Formula: Fully-Diluted (by Treasury Method): A + B + C — D — E — F

A.                                    Total number of Ordinary Shares issued

B.                                    Total number of Ordinary Shares underlying outstanding options with dilutive impact

C.                                    Total number of Ordinary Shares underlying outstanding restricted share units

D.                                    Total number of treasury stock

E.                                     Ordinary Shares underlying outstanding options with dilutive impact eliminated based on treasury method

Calculated based on following inputs:

Proceeds from option exercise (USD)

Unrecognized SBC expenses (USD)

Quoted closing stock price per ordinary share (USD)

F.                                      Ordinary Shares underlying outstanding restricted share units eliminated based on treasury method

Calculated based on following inputs:

Unrecognized SBC expenses (USD)

Quoted closing stock price per ordinary share (USD)